Exhibit 4.5

NOTE CONVERSION AGREEMENT

This Note Conversion Agreement is entered into the 19th day of June, 2015 by and between Boston Omaha Corporation, a Delaware corporation (“BOC”) and each of Magnolia Capital Fund, L.P. (“Magnolia”) and Boulderado Partners, LLC (“Boulderado”).  Each of Magnolia and Boulderado are referred to herein individually as a “Noteholder” and collectively as the “Noteholders”.

1.            Recitals.  Each of the Noteholders holds a promissory note in the principal amount of $149,112.22 (for an aggregate principal amount of $298,224.45), previously issued by BOC (previously known as REO Plus, Inc.) to Richard J. Church and subsequently assigned to the Noteholder pursuant to an Agreement Regarding Outstanding Promissory Notes dated as of February 12, 2015, a copy of which is attached hereto as Exhibit “A” (each, an “Original Promissory Note”).  As of the date of this Agreement, the accrued interest on each such Original Promissory Note totals $2,532.86 and the total balance due to pay the Note in full equals $151,645.08.  As part of the issuance of Class A Common Stock of the Corporation (the “Class A Common Stock”), each of the Noteholders desires to convert its Original Promissory Note into shares of the Class A Common Stock of BOC and BOC desires to have the principal and all accrued interest under the Original Promissory Notes converted to Class A Common Stock.

2.           Agreement to Convert Original Promissory Notes.  Each of the Noteholders hereby agrees to exchange the Original Promissory Note into 15,165 shares of Class A Common Stock.  As part of such conversion, each Noteholder agrees to execute the Subscription Agreement attached hereto as Exhibit “B” and hereby delivers to BOC the Original Promissory Note as payment for the purchase of the Class A Common Stock.  By its execution of this Agreement and the Subscription Agreement, BOC hereby agrees to issue to each Noteholder 15,165 shares of Class A Common Stock in exchange for cancellation of the Original Promissory Note.

3.           Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

4.           Notices.  Any notices, demands or other communications to BOC or the Noteholders hereunder shall be in writing and shall be deemed to have been duly given if delivered (a) by courier or otherwise in personal, (b) by an overnight or next business day delivery service, or (c)  by United States mail, postage prepaid, and shall be deemed given when actually received by the intended recipient at its notice address which shall be as set forth below (or such other notice address as the Company and/or the Noteholders may from time to time designate in writing to the other parties hereto by written notice delivered in accordance with this Section):

Boston Omaha Corporation
c/o Boulderado Group, LLC
292 Newbury Street, Suite 333
Boston, Massachusetts  02115
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gennari Aronson, LLP
300 First Avenue, Suite 102
Needham, Massachusetts 02494
Attention:  Neil H. Aronson, Esq.

To the Noteholders to:

Boulderado Capital, LLC
c/o Boulderado Group, LLC
292 Newbury Street, Suite 333
Boston, Massachusetts  02115
Attention:  Alex B. Rozek, Manager

Magnolia Capital Fund, LP
c/o The Magnolia Group, LLC
15 E 5th Street, Suite 1601
Tulsa, OK 74103
Attention:  Adam K. Peterson, Manager

5.           Governing Law. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware, without regard to conflict of laws provisions that would require the application of the laws of another jurisdiction.

6.           Miscellaneous.  This Agreement, together with the Subscription Agreement, contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes every course of dealing, other conduct, oral agreement or representation previously made by the Holder.  In the event that any court of competent jurisdiction shall determine that any provision, or portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

7.           Independent Advice. Each Noteholder acknowledges and agrees (i) that Gennari Aronson, LLP (“GALLP”) has served, and continues to serve, as counsel to BOC, including in connection with this Agreement and the agreements executed in connection therewith, (ii) that GALLP has not, and does not serve as counsel to the Noteholder in connection with this Agreement or any such agreement, (iii) that GALLP has not counseled or advised the Noteholder in connection with this Agreement or any such agreement, (iv) that the Noteholder is not relying on any accounting, tax or legal advice of GALLP in connection with the Noteholder’s investment in the Company, (v) that the Noteholder has been advised to obtain separate and independent accounting, tax and legal advice of the Noteholder’s own choosing prior to making any investment or entering into any agreement, and (vi) that GALLP is an intended third party beneficiary of this paragraph.

IN WITNESS WHEREOF, the parties have executed this Note Conversion Agreement as of the date first set forth above.

Boston Omaha Corporation

By:/s/ Alex B. Rozek_________________
Alex B. Rozek, President

Boulderado Capital, LLC

By:  Boulderado Partners, LLC, its Manager

By:/s/ Alex B. Rozek_________________
Alex B. Rozek, Manager

Magnolia Capital Fund, LP

By: The Magnolia Group, LLC, its Manager

By:/s/ Adam K. Peterson______________
Adam K. Peterson, Manager